AdvisorShares Trust

EXHIBIT TO ITEM 77C

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


A Special Meeting of Shareholders of the Morgan Creek Global
Tactical ETF (the "Fund") of the AdvisorShares Trust was held on
September 19, 2014. The following proposals were submitted for a vote of the shareholders of the Fund:


1.	To approve a new sub-advisory agreement between
AdvisorShares Investments, LLC and Morgan Creek Capital
Management, LLC on behalf of the Fund.

 With respect to Proposal 1, the following votes were recorded:

                                              No. of Shares
   Morgan Creek Global Tactical Fund

   Affirmative                                627,041.176
   Withhold                                    66.347.132
   Abstain                                     49,213.405
   Total                                      742,601.713



2.	 To approve the implementation of a manager of managers
arrangement that will permit AdvisorShares Investments, LLC subject to prior approval by the Board of Trustees, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Fund's shareholders.

With respect to Proposal 2, the following votes were recorded:


                                               No. of Shares
   Morgan Creek Global Tactical Fund

   Affirmative                                  598,069.176
   Withhold                                      93.441.132
   Abstain                                       51,091.405
   Total                                        742,601.713